Exhibit 99.1

Press Release

TRIANGLE PETROLEUM ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

Denver, Colorado, March 21, 2011 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE Amex: TPLM) announced today that the underwriters of its recent public offering of 16,500,000 shares of common stock have fully exercised their over-allotment option on March 18, 2011 to purchase an additional 2,475,000 shares of common stock, bringing the total net proceeds to approximately $134.3 million, after payment of underwriting discounts and commissions and estimated offering expenses. The closing of the over-allotment option occurred today.

The public offering was underwritten by Johnson Rice & Company L.L.C. and Canaccord Genuity Inc., as joint book-running managers, Howard Weil Incorporated, as senior co-manager, and BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Pritchard Capital Partners, LLC, Global Hunter Securities, LLC and Rodman & Renshaw, LLC, as co-managers. A registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from the offices of Johnson Rice & Company L.L.C. at 639 Loyola Ave., Suite 2775, New Orleans, Louisiana 70113, (504) 525-3767, or from Canaccord Genuity Inc. at 1000 Louisiana, 71st Floor, Houston, TX 77002, (713) 331-9901.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state, province or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Triangle

Founded in 2006, Triangle Petroleum Corporation is an independent oil and gas exploration company that has acquired, or committed to acquire, approximately 30,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks Formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

Contact:
Triangle Petroleum Corporation
Jonathan Samuels, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com